SOURCE: National Automation Services Inc.

March 25, 2011

National Automation Services, Inc.

and Trafalgar Capital Agree to Settle Litigation

LAS VEGAS, NV -- (Marketwire – March 25, 2011) - National Automation Services, Inc. (“NAS”) (www.nasautomation.com) (Pinksheets: NASV) together with Intecon, Inc., Intuitive Systems Solutions, Inc., have settled all pending litigation and mutually agreed to end and drop all claims between them and Trafalgar Capital Specialized Investment Fund, Luxembourg, Trafalgar Capital Sarl, Trafalgar Capital Advisors (collectively, “Trafalgar Capital”) regarding all debt, equity and financing agreements and any and all existing liens, covenants, conditions and encumbrances between National Automation Services, Inc. and Trafalgar Capital.

Under the terms of the settlement, NAS will remove all Trafalgar debt from its books and all liens on its assets shall be released in consideration for a payment of $300,000 dollars in cash, a promissory note for $200,000 dollars and approximately seven million shares of restricted NAS stock to Trafalgar Capital.

Additionally, NAS’ auditors and staff have been diligently working on completion of the third quarter review and expect to have the financials posted to the SEC on the week of March 28th, 2011.  This will bring NAS’ filings current with all reporting requirements.

In a statement released today, Bob Chance, CEO of National Automation Services said, “We are very pleased after two years, to have reached an agreeable settlement with Trafalgar and can now move forward with complete focus on our business plan.”

Stay Connected:

Join our NAS E-News Connection and our official NAS Facebook Fan Page for the most recent news. Management also encourages investors to read the audited 10-K filing as well as all required documents the Company files with the SEC. Such documents can be obtained on the SEC website at www.sec.gov or on the Company's website at www.NASAutomation.com.

FORWARD-LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: the ability to obtain the additional working capital which NAS needs;  the ability to locate suitable companies to acquire and then integrate such acquired companies, if any; the ability to retain key employees; the ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; changes to operating systems and product strategy by vendors of operating systems, and whether NAS can successfully gain market acceptance.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  References herein to “NAS”, “National Automation Services”, “the Company”, “we”, “our” and similar words or phrases are references to National Automation Services, Inc., unless the context otherwise requires.